GSC Investment Corp. 500 Campus Drive, Suite 220 Florham Park, NJ 07932

GSC Special Meeting of Stockholders
Your Vote is Important.  Please Vote FOR All Proposals Today!

July 8, 2010

Dear GSC Investment Corp. Stockholder:

We recently mailed to you a proxy statement for the special meeting of stockholders detailing the $55 million recapitalization plan of GSC Investment Corp. (“GSC”), which includes an equity investment by Saratoga Investment Advisors, LLC (“Saratoga”) and CLO Partners LLC and a new credit facility to replace the Company’s existing credit facility.  Your Board of Directors unanimously recommends that GSC stockholders approve all proposals at the special meeting to be held on July 30, 2010.

The proposals in the special meeting proxy statement differ from the proposals in the annual meeting proxy statement, which you will have already received under separate cover.  Your vote at the special meeting is extremely important because it affects the future of your company and your investment.

We urge you to read the special meeting proxy statement carefully and vote FOR all proposals by either telephone or Internet or by signing, dating, and returning the enclosed proxy form today.  If you have already voted your shares for the special meeting, please accept our thanks.

The Company’s Board of Directors Believes that the Saratoga Transaction is in the Best Interests of the Company and its Stockholders and
Will Allow GSC Stockholders to Participate in the Company’s Future Growth

As noted in the special meeting proxy statement, the unprecedented economic conditions that have impacted companies in the financial services industry, coupled with the event of default under the Company’s existing credit facility with Deutsche Bank (the “DB Facility”), has made it impossible for GSC to continue to operate its business consistent with past practice.  The proposed strategic transaction with Saratoga will provide us with an equity investment of approximately $15 million and allow us to enter into a new credit facility with Madison Capital Funding LLC, the combination of which will allow us to repay in full the amounts outstanding under the DB Credit Facility and eliminate the uncertainty created by the event of default thereunder.

Because current GSC stockholders will continue as our stockholders following the transaction, GSC stockholders can participate in the future growth and prospects of the post-transaction company, without the limitations currently restricting the operations of GSC.

The Saratoga Transaction is the result of a comprehensive process that commenced in 2008 to explore financial and strategic alternatives that would maximize value for its stockholders.  After a review of various possible alternatives, an extensive search for potential bidders and extensive discussions and negotiations, GSC and its Board of Directors believes that the Saratoga Transaction represents the best alternative available to, and is in the best interests of, the Company and our stockholders.  Stockholders are encouraged to read the description of this process contained in the proxy statement under the caption “Background of the Transaction.”

Saratoga Investment Advisors, LLC is a New York-based investment firm formed to focus on credit-driven strategies.  It is affiliated with Saratoga Partners, a leading middle-market private equity investment firm with $750 million of committed and invested institutional equity capital.  Saratoga Partners primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million, specializing in companies in manufacturing and business services, and has a 25-year history of private investments in middle market companies and focuses on public and private equity, preferred stock, mezzanine investments, and senior and subordinated debt.  It also has a successful record in special situations and distressed investing.  Since Saratoga Partners was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 35 companies with an aggregate value of more than $3.7 billion. It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG).

GSC Board of Directors Unanimously Recommend that Stockholders Vote FOR
All Proposals at the Special Meeting to be Held on July 30, 2010

The Saratoga Transaction is conditioned on the approval of Proposals 1 and 2 contained in the special meeting proxy statement.  The Saratoga Transaction will not be completed, even if all of the other conditions in the Stock Purchase Agreement are satisfied or waived, if the requisite stockholder approval of both Proposals 1 and 2 is not received.

Your Board unanimously urges you to vote FOR each of the following proposals at the special meeting:

-Proposal 1: approve the issuance of 9,868,422 shares of our common stock to Saratoga Investment Advisors, LLC and CLO Partners LLC for an aggregate purchase price of approximately $15,000,000 at a price per share below the current net asset value per share, and

-Proposal 2: approve the Investment Advisory and Management Agreement, pursuant to which Saratoga Investment Advisors, LLC would be appointed as the new investment adviser of GSC Investment Corp.

Remember:  Not voting at all, or voting “Abstain”, will have the same effect as a vote against the Saratoga Transaction.  Please vote FOR the proposals today.

Thank you for your consideration and support.

On behalf of the Board of Directors,

Seth M. Katzenstein, Chief Executive Officer

                            If you have questions or need assistance voting your shares, you should contact:

Brokers call collect: (203) 658-9400
Stockholders call toll free: (800) 607-0088
E-mail: GSC@morrowco.com